Exhibit 10.1

PRESIDENT & CHIEF EXECUTIVE OFFICER
EMPLOYMENT, CONFIDENTIALITY
AND NON-DISCLOSURE AGREEMENT

PART I

PARTIES TO AGREEMENT

Section 1.01          Parties: This Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”) and Farmers & Merchants Bancorp, a Delaware corporation (“Bancorp”) their successors and assigns (hereinafter collectively referred to as “Employer”), and Kent A. Steinwert (hereinafter referred to as “Employee”). Employer and Employee are sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party”.

PART II

EMPLOYMENT

Section 2.01          Employment: Employer hereby agrees to continue employing Employee, and Employee hereby accepts such continued employment with Employer, in accordance with the terms and conditions set forth herein.

Section 2.02          Term of Employment: This Agreement shall become effective on April 1, 2024. This Agreement shall terminate on December 31, 2025 unless earlier terminated pursuant to the provisions of Part VII herein or Part VIII. If this Agreement is not terminated pursuant to Part VII, the Agreement shall renew automatically for an additional two year term, and for successive additional two year terms thereafter, unless earlier terminated pursuant to the provisions of Part VII or Part VIII.

PART III

DUTIES OF EMPLOYEE

Section 3.01          General Duties:  During the term of this Agreement, Employee shall be employed as President and Chief Executive Officer of the Bank and Bancorp under the direction of Bank’s and Bancorp’s Board of Directors and shall perform and discharge well and faithfully the duties that may be assigned to Employee from time to time by the Bank’s and Bancorp’s Board of Directors in connection with the conduct of the Employer’s business. Employee shall report to such Boards of Directors and shall have the powers and duties customarily associated with the office of chief executive officer.  During the term of this Agreement, Bancorp and Bank shall use their best efforts to cause Employee to be elected to their respective Boards of Directors.

Section 3.02          Outside Activities: Employee agrees that, while employed by Employer, Employee will refrain from any outside activities which actually or potentially are in direct conflict with the essential enterprise-related or reputational interest of Employer, that would cause disruption of the Employer’s operations, or that would be in direct competition with the Employer or assist competitors of the Employer. It shall not be a violation of this Agreement for Employee (A) to serve on corporate, civic or charitable boards or committees, or (B) to deliver lectures or fulfill speaking engagements, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Employer; provided, however, that Employee shall give the Employer’s Board of Directors not less than fourteen (14) days’ notice of any actions contemplated by clauses (A) or (B), and will refrain from any such action to which the Board of Directors in their sole discretion, objects. It shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not represent a conflict with Employer, as described in Employer’s Employee Code of Conduct, and other pertinent policies and agreements.

PART IV

COMPENSATION

Section 4.01          Salary: Employee shall be paid an annual base salary of no less than $895,000 per year. This base salary shall be paid to Employee in such intervals and at such times as other salaried executives of Employer are paid. Employer’s Board of Directors reserves the right to set the timing and level of salary adjustments for all employees and any particular employee at its sole discretion.

Section 4.02          Incentive and Retention Programs: Employee shall be eligible for an annual discretionary incentive bonus.  The amount of the bonus for a given year shall be determined by Employer’s Board of Directors annually by January 31st of each following year and shall be paid no later than February 28th of each following year, provided Employee is still employed by Employer on the payment date. Employee shall be entitled to participate in the “Farmers & Merchants Bank of Central California Executive Retirement Plan – Salary Component”, “Farmers & Merchants Bank of Central California Split Dollar Agreement”, “Farmers & Merchants Bank of Central California Executive Retirement Plan – Equity Component”, and “Farmers & Merchants Bank of Central California Executive Retirement Plan – Performance Component”, the terms and conditions of which are set forth in separate agreements so titled.

PART V

BENEFITS

Section 5.01          Benefits: Employee shall be entitled to participate in whatever vacation, medical, dental, pension, sick leave, 401(k), profit sharing, disability insurance or other plans of general application, or other benefits which are in effect as to other executive officers of Employer, or as may be in effect from time to time, in accordance with the rules established for individual participation in any such plan.

Section 5.02          Automobile/Automobile Allowance: Employer shall provide Employee with either an automobile for business and incidental personal use or an automobile allowance as per Employer policy.

Section 5.03          Membership Fees: Employer shall reimburse Employee for all appropriate and reasonable expenses incurred in performing Employee’s duties, including providing and paying for the dues and fees of membership in local social, service and civic clubs and/or organizations as Employer deems appropriate and necessary for enhancement of its presence within the local business community. In order to be eligible for reimbursement of these expenses, Employee must obtain pre-approval for such memberships from Employer’s Board of Directors and must provide Employer with receipts and documented evidence as is required by federal and state laws and regulations.

Section 5.04          Directors and Officers Liability Insurance Coverage: To the extent commercially reasonable to do so under prevailing conditions in the insurance market, Employer shall provide directors and officers liability insurance coverage for the protection of Employee on terms and conditions no less favorable to Employee than are in effect on the date that this Agreement shall become effective. Following any termination of Employee’s employment with Employer, such coverage shall be continued under substantially the same terms and conditions as are in effect immediately prior to such termination of employment at no cost to Employee until all applicable statutes of limitation expire with respect to claims arising prior to such termination of employment. Employee expressly acknowledges, however, that Employer cannot and shall not guarantee the performance of the insurance company issuing such directors and officers liability insurance coverage pursuant to this Section. In addition to the foregoing, Employer shall also continue to make indemnification and advancement of litigation expense payments to Employee to the maximum extent and for the maximum period permitted by law.

PART VI

EXPENSES
Section 6.01          Travel and Entertainment Expenses: During the term of this Agreement, Employer shall reimburse Employee for reasonable out of pocket expenses incurred in connection with Employer’s business, including travel expenses, food and lodging while away from Employee’s home, subject to such policies as Employer may from time to time establish for other officers of equivalent title. Employee shall keep records of Employee’s travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for Employer. In addition, Employee shall provide Employer with receipts for all expenses for which Employee seeks reimbursement.

PART VII

TERMINATION OF EMPLOYMENT

Section 7.01          Termination without Cause or for Good Reason: Employer may terminate this Agreement at any time and without “Cause” (as defined below) by giving Employee sixty (60) days written notice of Employer’s intent to terminate this Agreement. The 60th day after Notice of Termination shall be deemed Employee’s Separation Date.  This Agreement may also be terminated by Employee for “Good Reason” (as defined below) by giving written notice to Employer in reasonable detail of the basis for “Good Reason” within thirty (30) days of the first date on which Employer has knowledge of such conduct and providing Employer at least thirty (30) days following the date on which notice is provided to cure such conduct.  Failing such cure, the end of the cure period shall be deemed Employee’s Separation Date.  In the event Employee’s employment is terminated by Employer or Employee pursuant to this Section, Employee shall be paid all accrued salary, accrued but unused vacation, and reimbursement expenses for which expense reports have been provided to Employer, or which are provided to Employer prior to the Separation Date, in accordance with Employer’s policies and this Agreement. In addition to the foregoing amounts, if Employee is terminated by Employer or Employee pursuant to this Section, and subject to (A) Employee’s continued employment through, and termination of employment on, the Separation Date; (B) Employee’s continued loyalty to Employer, which includes, but is not limited to, Employee or any outside third party, operating under the direction of Employee, refraining from any announcements to anyone inside or outside Employer that the Employee is leaving Employer; and (C) Employee’s execution and non-revocation of a general release of all claims in the form attached hereto as Exhibit A (the “Release”) , which Release becomes irrevocable within sixty (60) days following the Separation Date or such earlier deadline provided by Employer, then Employee will be entitled to receipt of the following Severance Package:

1.
A Severance Payment equivalent to two (2) times Employee’s highest Annual Compensation for services (“Annual Compensation,” defined as Total Compensation as reported in Employer’s previous years’ proxy statements) which Employee has earned during Employee’s employment with Employer. The Severance Payment shall be paid out in a lump sum no later than thirty (30) days following the Separation Date, provided that any payment delayed pending the effectiveness of the release shall be paid in a lump sum on the next pay day following the effectiveness of the Release.

2.
A document acknowledging all of Bancorp’s or its successor’s responsibilities under the Farmers & Merchants Bank of Central California Split Dollar Agreement and the related Farmers & Merchants Bank of Central California Executive Bonus Agreement.

3.
Payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions. Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Good Reason” for purposes of this Agreement shall be defined as a material breach by Employer of any of the covenants in this Agreement, any material reduction in Employee’s annual base salary or annual discretionary incentive bonus opportunity, any material and adverse change in Employee’s position, title or reporting lines or any change in Employee’s job duties, authority or responsibilities to those of lesser status, or a material change in the geographic location of Employer’s headquarters, which shall mean the relocation of the Employer’s headquarters to a location that is more than 50 miles from its current location, in each case, without Employee’s consent.

Section 7.02          Termination for Cause: Employer may terminate Employee’s employment at any time for “Cause” upon written Notice of Termination to Employee, setting forth in reasonable detail the basis for the determination of “Cause.” Termination for Cause shall be effective immediately upon receipt of the Notice of Termination by Employee, and the date on which the Notice of Termination is received shall be deemed to be the Separation Date. If Employee is terminated pursuant to this Section 7.02, Employee shall be entitled only to accrued salary, vacation and reimbursement of expenses for which expense reports have been provided to Employer, or which are provided to Employer within two weeks of the Separation Date, in accordance with Employer’s policies and this Agreement. Employee shall be entitled to no further compensation or severance payment of any nature; provided however, that Employee will also be entitled to payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs in accordance with the terms of those plans, including any applicable vesting and forfeiture provisions. Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Cause” for purposes of this Agreement shall be defined as conviction of a felony resulting in a material adverse economic effect on Employer; provided that the determination of such material adverse economic effect shall in any case be made pursuant to a resolution duly adopted by a vote of no less than two-thirds (2/3’s) of the entire Board of Directors of the Bank at a meeting duly held and called for such purpose; and provided further, that Employee shall be given reasonable notice of such meeting and shall have the opportunity, together with counsel, to be heard before the Board of Directors at any such meeting.

Section 7.03          Termination by Employee without Good Reason:  This Agreement may be terminated by Employee without Good Reason at Employee’s sole discretion by giving one hundred twenty (120) days written Notice of Resignation to Employer. If Employee terminates his/her employment pursuant to this Section 7.03, and subject to Employee’s continued satisfactory performance of such tasks and duties that may be assigned to Employee through the Separation Date, and Employee’s continued loyalty to Employer through the Separation Date (which includes, but is not limited to, refraining from any announcements by Employee or any outside third party, operating under the direction of Employee, to anyone inside or outside Employer that the Employee is leaving Employer), Employee shall receive accrued salary and payment for accrued but unused vacation through the Separation Date. Employee shall also be entitled to payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs, in accordance with the terms of those plans, including applicable vesting and forfeiture provisions. Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions. Alternatively, Employer may, at its option, at any time after Employee gives written Notice of Resignation as herein provided, pay Employee’s accrued salary up to and including the effective Separation Date set forth in Employee’s Notice of Resignation, and thereupon immediately terminate Employee’s employment. Notwithstanding the foregoing, if Employer determines at any time during the120-day notice period that Employee materially breaches the obligations imposed by the provisions of this Section 7.03 and Part IX of this Agreement, Employer may shorten the notice period and accelerate the Separation Date, thereby reducing the compensation otherwise payable to Employee pursuant to this Section.

Section 7.04          Option to Terminate on Permanent Disability of Employee: Employer may terminate this Agreement if, during the term of this Agreement, Employee shall become “Permanently Disabled”, as that term is defined herein. A termination pursuant to this Section 7.04 shall be deemed a termination without “Cause,” and shall be governed by the procedures, and shall entitle Employee to the Severance Package specified in Section 7.01. For purposes of this Agreement, Employee shall be deemed to have become Permanently Disabled if Employee dies or is unable to perform his/her current duties, with or without reasonable accommodation, for an aggregate of 120 working days over a six month period, by reason of any medically determinable physical or mental impairment.  Employer shall issue its Notice of Termination to Employee on or after the 90  working days of Permanent Disability, as defined herein.

The Notice of Termination shall be deemed withdrawn and the Agreement shall remain in effect after a Notice of Termination has been given to Employee under the following circumstances.

A.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee returns to the full performance of Employee’s duties and provides medical certification that Employee can perform the essential functions of Employee’s duties with or without reasonable accommodation.

B.
Within thirty (30) days of the Notice of Termination being given to Employee, Employee requests a reasonable accommodation from Employer which would permit Employee to perform the essential functions of Employee’s duties and such reasonable accommodation can be provided by Employer without an undue hardship.

Section 7.05          Continuation of Medical Benefits: In the event Employee’s employment is terminated Employee shall be afforded the right to continue his/her medical benefits to the extent provided in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at his/her expense. Employer shall provide Employee with the appropriate COBRA notification within the time required by the law from the Separation Date.

PART VIII

MERGERS AND ACQUISITIONS

Section 8.01          Merger or Acquisition With a Change of Control.

1.
Change of Control means a change of control of Bancorp. Such a Change of Control will be deemed to have occurred immediately before any of the following occur: (i) a merger, consolidation or acquisition, directly or indirectly, of more than 30% of the voting power or outstanding shares of any class of voting securities of Bancorp by any Person; (ii) a sale of all, or substantially all, of the assets of Bancorp or the Bank; or (iii) there is a change, during any period of one year or less, of a majority of the Board of Directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period.  If the events or circumstances described in (i)-(iii), above, shall occur to or be applicable to Bank, then such Change of Control shall be deemed for all purposes of this Agreement to also be a “Change of Control” of Bancorp. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Bancorp, Employer, any other wholly owned subsidiary of Bancorp or any employee benefit plan(s) sponsored by Bancorp, Bank or other subsidiary of Bancorp.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.

2.	In the event of either:

(i)          the Employee’s termination of employment during the term of this Agreement and after the signing of an agreement providing for, or otherwise in anticipation of a Change of Control of the Bank, Employer or Bancorp or

(ii)          a Change of Control of the Bank, Employer or Bancorp closes or otherwise occurs during the term of this Agreement and prior to Employee’s termination of employment,

Employer will provide Employee with the following Change of Control Compensation Package to be paid and commence immediately prior to the earlier of the (i) termination of employment or (ii) Change of Control:

a.
a cash payment in consideration of Employee’s assistance, support and cooperation in the Change in Control of Bancorp or the Bank and the retention and preservation of Bank and Bancorp goodwill equal to either 0.50% of the Total Bancorp Shareholder Value, in the event of a Change of Control as described in (i) or (ii) of Section 8.01.1 above, or $250,000, in the event of a Change of Control as described in (iii) of Section 8.01.1 above.

b.	Two (2) times Employee’s highest Annual Compensation (as defined in Section 7.01.1 of this Agreement).

c.
Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.05), determined as of the closing or other occurrence of the Change of Control, multiplied by thirty-six (36) months, whether or not such continuation coverage is elected by Employee.

d.	Employee’s Bank car valued for tax purposes using the vehicle’s Kelley Blue Book Trade-In Value in Good Condition.

e.	A gross-up payment as defined and set forth herein in Section 8.01.3.

Employer will also (i) provide employee with a document acknowledging all of Bancorp’s or its successor’s responsibilities under the Farmers & Merchants Bank of Central California Split Dollar Agreement (the “Split Dollar Agreement”) and the related Farmers & Merchants Bank of Central California Executive Bonus Agreement (the “Circle of Funds Agreement”), and (ii) if not previously done, contribute such assets as are necessary to fund its obligations under both agreements, including but not limited to (i) all insurance policies on the life of Employee taken out to provide funding for the Split Dollar Agreement, and (ii) cash in an amount to fund the estimated Circle of Funds payments over the remaining actuarially forecasted life span of the Employee, to an irrevocable grantor trust that conforms substantially with the model trust published in IRS Revenue Procedure 92-64, subject to a trustee selected by Bancorp prior to the Change of Control.

In addition, Employee will be entitled to payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions.

Payment of the Change in Control Compensation Package shall be contingent upon the execution by Employee and non-revocation of (A) a general Release of all claims provided by Employer in the form attached hereto as Exhibit A and (B) a non-competition and non-solicitation agreement in the form attached hereto as Exhibit B,

Immediately prior to the closing or other occurrence of the Change of Control transaction or termination under 8.01.2(i), and subject to the provisions of this Section 8.01, Employee shall receive disbursement of payments due Employee under this Section (except for payments or distributions from or pursuant to any nonqualified deferred compensation plan), in one lump sum payment, less any withholding required by state, federal or local law. Any payment or distribution from or pursuant to any nonqualified deferred compensation plan shall be governed by the terms of such plan. If Employee becomes entitled to payment under this Section 8.01.2, Employee shall not be entitled to the Severance Package under Sections 7.01 or 7.04, notwithstanding Employee’s subsequent termination of employment pursuant to those Sections.

3.
Gross-Up Payment: Employee shall be entitled to a “Gross-Up Payment” under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to Section 8.01.3.a and any federal and state tax reimbursements due pursuant to Section 8.01.3.b.

a.
In the event that any payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2)) paid, payable, distributed or distributable to the Employee (hereinafter referred to as “Payments”) pursuant to the terms of this Agreement or otherwise in connection with or arising out of Employee’s employment with Employer or a change of control would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Employee with respect to such Excise Tax, then Employee will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on Employee as a result of the payment and the Excise Taxes on any federal and state tax reimbursements as set forth in Section 8.01.3.b.

b.
If Employer is obligated to pay Employee pursuant to Section 8.01.3.a, Employer shall also pay Employee an amount equal to the “total presumed federal and state taxes” that could be imposed on Employee with respect to the Excise Tax reimbursements due to Employee pursuant to Section 8.01.3.a and the federal and state tax reimbursements due to Employee pursuant to this section.  For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on Employee shall be conclusively calculated using a combined tax rate equal to the sum of the (a) the highest individual income tax rate in effect under Federal tax law applicable to Employee and the tax laws of the state in which Employee will be subject to tax on the payment and (b) the hospital insurance portion of FICA.

c.
No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in section 8.01.3.a) imposed applicable federal tax law, that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to section 8.01.3.b.

4.
Determination of Eligibility for and Amount of Gross-Up Payment: An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at Employer’s expense by an accounting firm appointed by Employer prior to any Change of Control. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to Employer and Employee prior to submission of the proposed Change of Control to Employer’s or Bancorp’s shareholders, Board of Directors or appropriate regulators for approval. If the accounting firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the determination to Employee, Employee shall have the right to dispute the determination. The existence of the dispute shall not in any way affect Employee’s right to receive the Gross-Up Payment in accordance with the determination. Upon the final resolution of a dispute, Employer or its successor shall promptly pay to Employee any additional amount required by such resolution. If there is no dispute, the determination shall be binding, final and conclusive upon Employer and Employee, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to Employee. If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, Employer or the entity acquiring control of Employer shall pay the Excise Tax and any penalties assessed by such taxing authority.

5.
Excise Tax Withholding: Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, Employer or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Employer has actually withheld from the Payment or Payments.

Section 8.02          Merger or Acquisition Without a Change of Control: In the event of a merger or acquisition involving Bancorp that falls short of the numerical thresholds for a “change of control” set forth in Section 8.01, Employee shall be credited with a payment in consideration of Employee’s assistance, support and cooperation in the merger or acquisition and the retention and preservation of Bank and Bancorp goodwill equal to 0.5% of the Target Company Shareholder Value, subject to a minimum of $250,000, which payment shall be made by the Bank or Bancorp immediately prior to closing of the merger or acquisition in the form of a contribution to the Non-Qualified Executive Retirement Plan – Equity Component.

PART IX

COVENANTS

Section 9.01          Confidential Nature of Relationship. Employee acknowledges (i) the highly competitive nature of the business and the industry in which Employer competes; (ii) that as a key executive of Employer he has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of Employer, in which matters Employer has a substantial proprietary interest; (iii) that his/her employment hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and his/her position with Employer placed and places him/her in a position of confidence and trust with the customers and employees of Employer; and (iv) that his/her rendering of services to the customers of Employer necessarily requires the disclosure to Employee of Trade and Business Secrets, Proprietary and Confidential Information, and Employer Materials (as defined in Section 9.03 below) of Employer.  In the course of Employee’s employment with Employer, Employee has and will continue to develop a personal relationship with the customers and prospective customers (defined for purposes of this Agreement as customers that Employer is either actively soliciting or in the process of making a proposal for services to as of Employee’s Separation Date) of Employer and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of Employer with its established clientele has been, and will continue to be, placed in Employee’s hands in confidence and trust.   Employee consequently agrees that it is a legitimate interest of Employer, and reasonable and necessary for the protection of the confidential information, goodwill and business of Employer, which is valuable to Employer, that Employee make the covenants contained herein.

Employee Initials ____

Section 9.02          Restrictions: Accordingly, Employee agrees that during the period that he is employed by Employer, unless in the normal course of business, he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be employed by Employer, engage in the following:

A.
Disclosure of Proprietary Information or Materials. Employee agrees that he will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by Employer’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Employer Materials (as defined in Section 9.03 below). Employee further agrees that he will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Employer Materials for any purpose except to perform his/her employment duties for Employer and such Trade and Business Secret, Proprietary and Confidential Information and/or Employer Materials may not be used or disclosed by Employee for his/her own benefit or purpose or for the benefit or purpose of a subsequent employer. These agreements will continue to apply after Employee is no longer employed by Employer so long as such Trade and Business Secrets, Proprietary and Confidential Information and Employer Materials are not nor have become, by legitimate means, generally known to the public.

B.
Solicitation of Employees. Employee recognizes that he possesses and will possess confidential information about other employees of Employer and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of Employer and its affiliates. Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and its affiliates in developing their business and in securing and retaining customers, and in managing general daily operations of Employer, and has been and will be acquired by Employee because of his/her business position with Employer and its affiliates.  Employee agrees that at all times during his/her employment with Employer and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, solicit or recruit any employee of Employer or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, the Employee, or any competitor of Employer or its affiliates on whose behalf Employee is acting as an agent, representative or employee, and that Employee will not convey such confidential information or trade secrets about other employees of Employer and its affiliates to any other Person or legal entity.  In view of the nature of Employee’s employment with Employer, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

C.
Solicitation of Customers. During the Employee’s employment by Employer and its affiliates and for a period of twelve (12) months after such employment ceases, the Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information, or Employer Materials to identify, solicit or entice any Customer or Prospective Customer of Employer or its affiliates to make any changes whatsoever in their current or prospective relationships with Employer or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships. If Employee leaves Employer and goes to work for a new employer that is a competitor of Employer, and if that new employer already has an existing relationship with a Customer or Prospective Customer of Employer or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph. In view of the nature of the Employee’s employment with Employer, the Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

Employee Initials _____

Section 9.03          Definitions:

A.          TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.          PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning Employer’s:

(i)          Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

(ii)          Customers, including but not limited to: information about Employer’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with Employer; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

(iii)          Employees, including but not limited to: names of and contact information for Employer’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.          EMPLOYER MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of Employer and its customers and prospective customers, whether such documents have been prepared by Employee or by others.  EMPLOYER MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

D.          TOTAL BANCORP SHAREHOLDER VALUE means the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of any and all classes of Bancorp’s equity securities in connection with a Change of Control, including any net amounts distributed after the closing of the Change of Control pursuant to any escrow, earn-out or other similar arrangement, after deduction of any items subtracted from proceeds to be distributed to holders of Bancorp’s equity securities, such as costs and fees  that are associated with the ultimate disposition of  such arrangements. The fair market value of any securities or other assets or property available for distribution to the holders of Bancorp’s equity securities in connection with a Change of Control will be determined on the same basis on which such securities were valued in such Change of Control for purposes of distributing such securities or property to the holders of Bancorp’s equity securities.

Employee Initials ____

E.          TARGET COMPANY SHAREHOLDER VALUE means the sum of any cash and the fair market value of any Bancorp securities or other assets or property available for distribution to the holders of any and all classes of the merger or acquisition target company’s equity securities in connection with a merger or acquisition by Bancorp that does not constitute a Change of Control of Bancorp, including any net amounts distributed after the closing of the merger or acquisition pursuant to any escrow, earn-out or other similar arrangement, after deduction of any items subtracted from proceeds to be distributed to holders of the target company’s equity securities, such as costs and fees  that are associated with the ultimate disposition of  such arrangements. The fair market value of any Bancorp securities or other assets or property available for distribution to the holders of the target company’s equity securities in connection with a merger or acquisition that does not constitute a Change of Control of Bancorp will be determined on the same basis on which such securities were valued in such merger or acquisition for purposes of distributing such securities or property to the holders of the target company’s equity securities.

Employee Initials _____

Section 9.04          Return of Employer’s Property: Upon termination of his/her employment with Employer for any reason, Employee will promptly deliver to Employer, without copying or summarizing, all Trade and Business Secrets, Proprietary and Confidential Information, and Employer Materials that are in Employee’s possession or under Employee’s control, including, without limitation, all physical property, keys, documents, lists, electronic storage media, cell phones, iPads, manuals, letters, notes, reports, including all originals, reproductions, recordings, disks, or other media.

Employee acknowledges that Employee has been apprised of the provisions of Labor Code Section 2860 which provides: “Everything which an Employee acquires by virtue of his employment, except the compensation which is due him from his Employer, belongs to the Employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.” Employee understands that any work that Employee created or helped create at the request of Employer, including user manuals, training materials, sales materials, customer and prospective customer information and business data, process manuals, and other written and visual works, are works made for hire in which Employer owns the copyright. Employee may not reproduce or publish these copyrighted works, except in the pursuit of his/her employment duties with Employer.

Employee Initials ____

Section 9.05          Separate Covenants: The covenants of Part IX of this Agreement shall be construed as separate covenants covering their particular subject matter. In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Employee Initials ____

Section 9.06          Continuing Obligation: Employee’s obligations set forth in Part IX of this Agreement shall expressly continue in effect beyond Employee’s employment period in accordance with their terms and such obligations shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

Employee Initials ____

PART X

ARBITRATION

Section 10.01          Dispute Resolution: Except as prohibited by law, the Parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim, or controversy (“Grievance”) involving the interpretation of this Agreement, the terms and conditions of this Agreement, or any other claims arising out of Employee’s employment with Employer or the termination thereof. It is the intention of the Parties that the arbitration decision will be final and binding and that any and all Grievances shall be disposed of as described herein.

Section 10.02       Process.

A.          Grievance. Any and all Grievances must be submitted in writing by the aggrieved Party.  A Grievance from Employee shall be submitted to Employer’s Chief Executive Officer. Within Thirty (30) days following the submission of the written Grievance, the Party to whom the Grievance is submitted shall respond in writing. If no written response is submitted within Thirty (30) days, the Grievance shall be deemed denied.

B.          Mediation. If the Grievance is denied, and before invoking the arbitration procedure described below, at the Bank’s option and with Employee’s agreement, the Parties shall first participate in mediation. The mediator shall be selected by mutual agreement of the Parties, and shall be conducted in San Joaquin County, California, or such other location as is mutually agreed. The mediation cost (other than attorney fees) shall be borne by Employer.

C.          Arbitration. Unless otherwise prohibited by law or specified below, if the Grievance is denied and mediation is unsuccessful, either Party may, within Thirty (30) days of such denial, and prior to the expiration of any applicable statute of limitations, refer the Grievance to arbitration before a single arbitrator pursuant to the Federal Arbitration Act, 9 U.S.C. section 1 et seq., administered by JAMS pursuant to its Employment Arbitration Rules then in effect, and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Both Parties shall be entitled to adequate discovery prior to the arbitration as determined by the arbitrator, who shall be selected in accordance with JAMS’ rules.  Both Employee and Employer shall have the right to be represented by counsel of his/her/its choice, and Employee will be responsible for retaining his/her own attorney. Employee understands that copies of the JAMS rules and policy are available to him/her at http://www.jamsadr.com. The arbitration shall take place in San Joaquin County, California, unless an alternative location is mutually agreed.

(i)          The Parties will select a single arbitrator. If no agreement on an arbitrator can be reached, the arbitrator will be selected by alternately striking names from a list of qualified employment arbitrators supplied by JAMS (i.e., Employee strikes one, Employer strikes one, and so forth; the last name remaining is the arbitrator selected). The arbitrator shall have the exclusive authority to decide whether the conduct complained of in section (A) above violates the complaining Party’s rights, and if so, to grant any relief authorized by law. The arbitrator also shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. The arbitrator shall not have the authority to modify, change or refuse to enforce the lawful terms of any employment agreement between the parties and/or any lawful policy or benefit plan.

(ii)         Employer shall bear any costs unique to the arbitration proceeding. If Employer prevails, Employee will pay the cost of arbitration to the extent permissible under applicable law. Each Party shall pay his/her/its own attorney fees, unless the arbitrator orders otherwise pursuant to applicable law.

(iii)        Arbitration shall be the exclusive final remedy for any dispute between the Parties, including, but not limited to, claims for discrimination or harassment (such as claims under the California Fair Employment and Housing Act and similar state and local laws), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, bad faith, infliction of physical or mental harm or distress, claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), and/or any other disputes, and the Parties agree that no dispute shall be submitted to arbitration where the complaining Party has not complied with the preliminary steps provided for in sections (A) and (B) above.

(iv)        Employer and Employee expressly intend and agree as follows: (1) that class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this agreement to arbitrate; (2) that neither Employer nor Employee will assert, participate in, or join class action, collective action, or representative action claims against the other in arbitration or otherwise; and (3) that Employer and Employee shall only submit his/her/its own, individual claims in arbitration and will not seek to represent the interests of any other person, except to the extent a representative action under the California Private Attorneys General Act (or other similar law) is, as a matter of law, not deemed subject to such a waiver.

(v)         Nothing in this agreement to arbitrate shall be construed as limiting Employee’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any similar state or federal administrative agency; however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this agreement to arbitrate. The following disputes and claims are not covered by this agreement to arbitrate and shall therefore be resolved by both Employee and Employer in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance benefits; and (iii) claims for state or federal disability insurance benefits; and (c) neither Employee nor Employer waives the right to seek, through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(vi)        The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based.

(vii)       This agreement to arbitrate will survive the termination of Employee’s employment.

If any court of competent jurisdiction declares that any part of this agreement to arbitrate is illegal, invalid or unenforceable, such a declaration will not affect the legality, validity or enforceability of the remaining parts of the agreement to arbitrate, and the illegal, invalid or unenforceable part will no longer be part of this Agreement.

BOTH EMPLOYEE AND EMPLOYER WAIVE THEIR CONSTITUTIONAL RIGHT TO HAVE MATTERS COVERED BY THIS AGREEMENT DETERMINED BY A JURY. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. A Party opposing enforcement of the award itself may bring a separate action in a court of competent jurisdiction to set aside the award on grounds allowable under federal or California law regulating arbitration, as applicable.

Employee Initials ____

PART XI

TAXES

Section 11.01        Withholding: All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

Section 11.02        Section 409A:

A.          Notwithstanding any provision to the contrary in this Agreement, Employer shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under the Agreement in connection with Employee’s termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with Employer (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of Employee’s death, if Employer in good faith determines that Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 11.02 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

B.          In addition, to the extent Employer is required pursuant to this Agreement to reimburse expenses incurred by Employee, and such reimbursement obligation is subject to Section 409A of the Code, Employer shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation, including any payment obligations described in Section 8.01, to the extent subject to Section 409A. Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which Employee remits the related taxes.

C.          For purposes of the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment, the terms “termination of employment” and “Separation Date” shall mean a “separation from service” with Employer (as such term is defined in Treasury Regulations issued under Code Section 409A), notwithstanding anything in this Agreement to the contrary.

D.          In each case where this Agreement provides for the payment to the Employee of an amount that constitutes nonqualified deferred compensation under Section 409A and such payment is subject to the execution and non-revocation of a release of claims, (1) any payments delayed pending the effectiveness of the release shall be accumulated and paid in a lump sum following the effectiveness of the release, with any remaining payments due paid in accordance with the schedule otherwise provided herein, and (2) if the period between the Separation Date and the last day on which the release could become irrevocable assuming the Employee’s latest possible execution and delivery of the release spans two calendar years, then such deferred payments shall not be made before the second calendar year, even if the release becomes irrevocable in the first calendar year, if such payments constitute nonqualified deferred compensation under Section 409A.

E.          Any series of payments provided under this Agreement (excluding plans or agreements incorporated by reference) shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

F.          The provisions of this Part XI are intended to comply with Code Section 409A and shall be interpreted consistent with such section.

PART XII

GENERAL PROVISIONS

Section 12.01        Notices: Any notice to be given to Employer under the terms of this Agreement, and any notice to be given to Employee, shall be addressed to such Party at the mailing address the Party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given four days after the same shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or upon actual delivery to the Party by messenger or delivery service, with receipt acknowledged in writing by the Party to whom such notice is addressed.

Section 12.02        Entire Agreement: This Agreement and the agreements incorporated by reference herein (“Farmers & Merchants Bank of Central California Executive Retirement Plan” and “Farmers & Merchants Bank of Central California Deferred Compensation Plan”) supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any modification(s) to this Agreement will be effective only if in writing and signed by the Parties hereto.

Section 12.03        Notwithstanding any other provision of this Agreement, this Agreement and all rights and obligations of the Parties hereunder shall be subject to the provisions of the Federal Deposit Insurance Act and the regulations adopted thereunder, including without limitation 12 Code of Federal Regulations, Part 359.

Section 12.04        Partial Invalidity: If any provisions in this Agreement are held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Section 12.05        Continuing Obligations: The obligations of the covenants contained in this Agreement shall survive the termination of the Agreement and any employment relationship between Employer and Employee. Accordingly, neither Employer nor Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 12.06        Employee’s Representations: Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants in it. Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other agreement or other legal obligation between Employee and any other person or entity.

Section 12.07        Governing Law: This Agreement (not including any plans or agreements incorporated by reference) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California.

Section 12.08        Full Settlement: Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amount shall not be reduced whether or not Employee obtains other employment.

Section 12.09        No Waiver: The failure of any of the Parties hereto to insist on strict compliance with any provision of this Agreement, or the failure to assert any right of any Party hereto may have hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right contained in this Agreement.

Section 12.10        Advice of Counsel: Employee warrants that he has consulted with legal counsel of his/her choice to advise him/her with respect to the terms and conditions of this Agreement.

Exhibit 10.1

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA and FARMERS & MERCHANTS BANCORP	Date:	4/9/2024

By:	/s/ Edward Corum Jr.
Edward Corum Jr.
Chairman of the Personnel Committee

By:	/s/ Stephenson K. Green
Stephenson K. Green
Member of the Personnel Committee

By:	/s/ Kevin Sanguinetti
Kevin Sanguinetti
Member of the Personnel Committee

Employee:	/s/ Kent A. Steinwert	Date:	4/9/2024
Kent A. Steinwert

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is entered into by and between Kent A. Steinwert (“Employee”) and Farmers & Merchants Bank of Central California, California banking corporation (the “Bank”), and Farmers & Merchants Bancorp, a Delaware corporation (“Bancorp”)  and together with the Employee, the “Parties”);

WHEREAS, pursuant to Sections 7.01 and 8.01 of the Parties’ Employment, Confidentiality and Non-Disclosure Agreement dated as of April 1, 2024, as may be amended or automatically renewed (“Employment Agreement”), Employee is required to enter into a release of claims in the Bank’s and Bancorp’s favor in exchange for the payment of certain benefits; and

WHEREAS, the Parties wish to memorialize either the terms of Employee’s departure under Section 7.01 of the Employment Agreement or the payment of the Change of Control Compensation Package (as defined in Section 8.01 of the Employment Agreement), and to resolve all issues or disputes arising out of or related to (i) their employment relationship and the termination thereof under Section 7.01 of the Employment Agreement or (ii) their employment relationship prior to a Change of Control (as defined in the Employment Agreement), as the case may be;

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.
Release of the Bank and Bancorp.  In consideration of receipt by Employee of the Severance Package or the Change of Control Compensation Package, as applicable, which Employee acknowledges is in addition to anything of value to which he is otherwise entitled, Employee, on behalf of himself/herself and his/her heirs, attorneys, executors, successors, administrators and assigns, on an individual basis and as the representative of any class, does hereby release, acquit and forever discharge the Bank and Bancorp and their respective predecessors, successors, assigns, subsidiaries, divisions, holding companies, affiliated companies and benefit plans, and each of their respective present and former affiliates, directors, officers, fiduciaries, employees, agents, successors and assigns, from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever, whether accrued or to accrue, which Employee ever had, now has or hereafter may have against any of them, known or unknown, that are based on facts occurring up to the day Employee executes this Agreement, including, but not limited to, any claims under any state or federal law or statute, including, but not limited to, the Age Discrimination in Employment Act of 1967 (29 U.S.C. section 621 et seq.), the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Equal Pay Act, any claim based on tort, contract or otherwise, any claim for attorneys’ fees or costs, or any matter or action related to Employee employment and/or affiliation with, or termination and separation from the Bank, Bancorp and their affiliates.

This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction.  This Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release.  Employee has waived and released any claim that he may have for damages based on any alleged discrimination, harassment or retaliation, that is based on facts occurring the day of and prior to the day of Employee executes this Agreement, and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

Section 2.
No Release of Vested Benefits.  Notwithstanding anything in Section 1 hereof, Employee does not by this Agreement waive any rights he may have to vested benefits or account balances in any retirement plan, which vested benefits or account balances, as the case may be, shall be paid over to Employee in accordance with the provisions of the respective plans, subject to any applicable forfeiture provisions set forth therein.

Section 3.
Release of Employee. The Bank and Bancorp, and its respective parents, predecessors, successors, assigns, subsidiaries, divisions, affiliated companies and benefit plans, and each of their respective present and former affiliates, directors, officers, fiduciaries, employees, agents, successors and assigns, does hereby release, acquit and forever discharge  from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever, whether accrued or to accrue, which the Bank or Bancorp ever had, now has or hereafter may have against Employee, known or unknown, that are based on facts occurring up to the day Employee executes this Agreement, including, but not limited to, any claims under any state or federal law or statute, any claim based on tort, contract or otherwise, any claim for attorneys’ fees or costs, or any matter or action related to Employee employment and/or affiliation with the Bank or Bancorp and their affiliates.

Section 4.
Confidentiality of Agreement. As a material of inducement to the Bank and Bancorp to enter into this Agreement, Employee represents and agrees that he will keep all terms of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to any person, including, but not limited to, any past, present or prospective employee of the Bank or Bancorp, except for her spouse, attorney, tax account and financial advisor.  Employee further agrees that disclosure by him/her of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

Section 5.
Confidentiality of Proprietary Information. Employee acknowledges and agrees that he has an obligation to continue to keep in confidence and not use for his/her own or any other person's or entity's benefit all proprietary and confidential information concerning the Bank or Bancorp, as defined in Part IX of the Employment Agreement.

Section 6.
Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of the Bank, Bancorp or Bank or Bancorp-affiliates or tortious interference with the contracts and relationships of the Bank or Bancorp.

Employee agrees not to act in any manner that might damage the business of the Bank or Bancorp.  Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Bank or Bancorp and/or any officer, director, employee, agent, representative, shareholder or attorney of the Bank or Bancorp, unless under a subpoena or other court order to do so.

Section 7.	Acknowledgments. Employee acknowledges, represents and agrees, in compliance with the Older Workers’ Benefit Protection Act, that:

(a)
Employee has been fully informed and is fully aware of his/her right to discuss any and all aspects of this matter with an attorney of his/her choice and is specifically advised that he should seek such advice;

(b)	Employee has carefully read and fully understands all of the provisions of this Agreement;

(c)	Employee has had up to and including a full twenty-one (21) days within which to consider this Agreement before executing it, unless by his/her own choice he has waived all or part of this period;

(d)
Employee has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable as to Employee’s rights under the federal Age Discrimination in Employment Act (29 U.S.C. section 621 et seq.) until the revocation period has expired (but shall be immediately effective as to all other claims).  Any revocation shall be made in writing and delivered to Bank’s and Bancorp’s Chief Executive Officer on or before the seventh day following Employee execution of this Agreement; and

(e)	Employee accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

Section 8.
Non-Admission.  Nothing in this Agreement shall be construed as an admission of liability by the Bank or Bancorp, its past and present affiliates, officers, directors, owners, employees or agents, and the Bank and Bancorp specifically disclaims liability to or wrongful treatment of Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees and agents.

Section 9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 10.
Savings Clause.  If any provision of this Agreement is invalid under applicable law, such provision shall be deemed to not be a part of this Agreement, but shall not invalidate any other provision hereby.

Section 11.
Integration Clause. This Agreement is intended by the parties to be their final agreement.  The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements.  Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Bank or Bancorp, other than the promises contained in this Agreement.  Any changes to this Agreement must be in writing and signed by both Parties.

THIS IS A RELEASE OF ALL CLAIMS – READ THOROUGHLY BEFORE SIGNING

Date:

Employee:
Kent A. Steinwert

Date:

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA and FARMERS & MERCHANTS BANCORP

By:
Edward Corum, Jr.
Chairman of the Personnel Committee

EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is entered into by and between Kent A. Steinwert (“Employee”) and Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”).

WHEREAS, pursuant to Section 8.01 of the Parties’ Employment, Confidentiality and Non-Disclosure Agreement dated as of April 1, 2024 , as may be amended or automatically renewed (“Employment Agreement”), the Parties wish to memorialize the covenants to which Employee will become subject upon a termination of employment in anticipation of, upon or following a Change of Control and the portion of Employee’s Change of Control Compensation Package that is intended to serve as compensation for compliance with such covenants;

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.
Change of Control Compensation Package.  Subject to the terms of this Agreement, Employee shall receive the following compensation for compliance with the terms of the covenants described herein (the “Restrictive Covenants”), which compensation is part of (and not in addition to) the Change of Control Compensation Package described in Section 8.01 of the Employment Agreement to be paid or commence immediately prior to the earlier of the (i) termination of employment or (ii) Change of Control: In the event of a Change of Control of Employer or Farmers & Merchants Bancorp (“Bancorp”), (A) either a goodwill preservation payment equal to 0.50% of the Total Bancorp Shareholder Value in the event of a Change of Control as described in (i) or (ii) of Section 8.01.1 of the Employment Agreement, or a goodwill preservation payment of $250,000 in the event of a Change of Control as described in (iii) of Section 8.01.1 of the Employment Agreement, (B) two (2) times the Employee’s highest Annual Compensation (as defined in Section 7.01.1 of the Employment Agreement), (C) Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.05 of the Employment Agreement), determined as of the closing or other occurrence of the Change of Control, multiplied by thirty-six (36) months, whether or not such continuation coverage is elected by Employee, (D) Employee’s Bank car valued for tax purposes using the vehicle’s Kelley Blue Book Trade-In Value in Good Condition, and (E) a gross-up payment as defined and set forth in Section 8.01.3 of the Employment Agreement.

The compensation set forth above is in consideration for the covenants of Employee as set forth in this Agreement.

Section 2.
Restrictive Covenants:  Employee agrees that for a period of two (2) years after a termination of employment in anticipation of, upon or following the Change of Control (in the event of a Change of Control of Employer, the Bank or Bancorp under Section 8.01.1 of the Employment Agreement) (the “Restricted Period), he shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be employed by Employer, engage in the following (which periods shall run concurrent with the periods of the restrictive covenants described in Section 9.02 of the Employment Agreement and not consecutively):

A.
Non-Competition.  Employee recognizes that if he were to become employed by, or substantially involved in, the business of a competitor of Employer or any of its affiliates, it would be very difficult for Employee not to rely on or use Employer’s and its affiliates’ Trade and Business Secrets, Proprietary and Confidential information or Employer Materials. To protect Employer’s Trade and Business Secrets, Proprietary and Confidential information and Employer Materials and its affiliates’ relationships and goodwill with customers, Employee will not, directly or indirectly through any other Person, engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Business (as defined below). For purposes of this Agreement, the phrase “directly or indirectly through any other Person” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, independent contractor, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person which has a branch office or conducts material business in any county in which the Bank has an office immediately prior to the Change of Control or opens a branch or office in the county in which the Bank, immediately prior to the change of control, has a branch office during the Restricted Period (the “Restricted Area”) that competes with Employer and its affiliates by soliciting, offering and/or selling any services or products substantially similar in function or capability to or competitive with the existing services and products sold, licensed, distributed, marketed, provided, being developed or otherwise offered, performed or provided by Employer and its affiliates as of the Change of Control, or the services or products of Employer and its affiliates being actively planned or developed as of the Change of Control, or any other business, product or service in which Employee has been engaged for more than a de minimis amount of time during the twelve (12)-month period immediately preceding the date of Change of Control. Nothing herein shall prohibit Employee from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.  In view of the nature of Employee’s employment with Employer and Employee’s contribution of equity in Employer to the Change of Control, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such competition in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

B.
Solicitation of Employees.  Employee recognizes that he possesses and will possess confidential information about other employees of Employer and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of Employer and its affiliates.  Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to Employer and its affiliates in developing their business and in securing and retaining customers, and in managing general daily operations of Employer, and has been and will be acquired by Employee because of his/her business position with Employer and its affiliates.  Employee agrees that Employee will not, directly or indirectly, solicit or recruit any employee of Employer or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, Employee, or any competitor of Employer or its affiliates on whose behalf Employee is acting as an agent, representative or employee, and that Employee will not convey such confidential information or trade secrets about other employees of Employer and its affiliates to any other Person or legal entity.  In view of the nature of Employee’s employment with Employer, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

C.
Solicitation of Customers.  Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information or Employer Materials to identify, solicit or entice any Customer or Prospective Customer of Employer or its affiliates to make any changes whatsoever in their current or prospective relationships with Employer or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships.  If Employee leaves Employer and goes to work for a new employer that is a competitor of Employer, and if that new employer already has an existing relationship with a Customer or Prospective Customer of Employer or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph.  In view of the nature of Employee’s employment with Employer, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

D.
Representations.  Without limiting the generality of Employee’s agreements in this Section 2, Employee (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that Employer and its affiliates currently conduct business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 2 regardless of whether Employee is then entitled to receive severance pay or benefits from Employer. Employee understands that the Restrictive Covenants may limit his/her ability to earn a livelihood in a business similar to the business of Employer and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of Employer and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his/her education, skills and ability), Employee does not believe would prevent him/her from otherwise earning a living. Employee agrees that the Restrictive Covenants do not confer a benefit upon Employer and its affiliates disproportionate to the detriment of Employee.

Section 3.
Confidentiality of Agreement. As a material inducement to the Bank to enter into this Agreement, Employee represents and agrees that he will keep all terms of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to any person, including, but not limited to, any past, present or prospective employee of the Bank, except for his/her spouse, attorney, tax account and financial advisor or with the consent of the Bank’s Board of Directors.  Employee further agrees that disclosure by him/her of the terms and conditions of this Agreement in violation of this Section constitutes a material breach of the Agreement.

Section 4.
Confidentiality of Proprietary Information. Employee acknowledges and agrees that he has an obligation to continue to keep in confidence and not use for his/her own or any other person's or entity's benefit all proprietary and confidential information concerning the Bank, as defined in Part VIII of the Employment Agreement.

Section 5.
Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel or slander of the Bank or Bank-affiliates or tortious interference with the contracts and relationships of the Bank.

Employee agrees not to act in any manner that might damage the business of the Bank.  Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Bank and/or any officer, director, employee, agent, representative, shareholder or attorney of the Bank, unless under a subpoena or other court order to do so.

Section 6.	Acknowledgments. Employee acknowledges, represents and agrees that:

(a)
Employee has been fully informed and is fully aware of his/her right to discuss any and all aspects of this matter with an attorney of his/her choice and is specifically advised that he should seek such advice;

(b)	Employee has carefully read and fully understands all of the provisions of this Agreement; and
(c)	Employee accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.

Section 7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8.
Savings Clause.  If any provision of this Agreement is invalid under applicable law, such provision shall be deemed to not be a part of this Agreement, but shall not invalidate any other provision hereby.

Section 9.	Capitalized Terms. Any capitalized term in this Agreement that is not defined herein shall have the meaning given to such term in the Employment Agreement.

Section 10.
Integration Clause. This Agreement is intended by the parties to be their final agreement.  The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements.  Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Bank, other than the promises contained in this Agreement.  Any changes to this Agreement must be in writing and signed by both Parties.

Date:

Employee:
Kent A. Steinwert

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA and FARMERS & MERCHANTS BANCORP

By:
Edward Corum, Jr.
Chairman of the Personnel Committee